EXHIBIT 10.21
Confidential
EMPLOYMENT AGREEMENT — Sean Curtin
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 31st day of August, 2006, is entered into by Health Management Systems, Inc., a New York corporation (“HMS” or the “Company”), and Sean Curtin, an individual residing at New York (the “Executive”).
     WHEREAS, HMS Holdings Corp., a New York Corporation (“HMS Holdings”) and parent of HMS, is directly or indirectly purchasing (the “Purchase”) substantially all of the assets used by Public Consulting Group, a Massachusetts corporation (“PCG”), in PCG’s Benefits Solutions Practice Area (“BPSA”) and certain other business lines, pursuant to that certain Asset Purchase Agreement, dated as of June 22, 2006, by and among HMS Holdings, HMS, and PCG (the “Purchase Agreement”);
     WHEREAS, the Purchase Agreement expressly contemplates that the Executive will enter into this Agreement before but effective upon the “Closing Date” (as defined in the Purchase Agreement) of the Purchase;
     WHEREAS, the Executive is an employee of PCG and has agreed to enter into an employment relationship with the Company upon the Closing Date pursuant to the terms and conditions set forth in this Agreement;
     WHEREAS, the Company wishes to enter into an agreement with the Executive governing the terms and conditions of Executive’s employment, and the Executive is willing to be employed on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:
1. Employment by Company. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment with the Company, upon the terms set forth in this Agreement, as of the Closing Date (the “Effective Date”) and ending in accordance with the provisions set forth in Paragraph 4 below. This Agreement assumes, is contingent on, and only binds the parties upon the “Closing” as defined in the Purchase Agreement, and is otherwise of no force and effect.
2. Title and Capacity. The Executive shall serve as the Company’s Senior Vice President - North. The Executive shall be responsible for such duties as may from time to time be assigned to him by the Company, which will include P&L and client management responsibility for existing accounts (initially consisting of the Executive’s BPSA clients). The Executive shall report to the President of HMS. The Executive agrees to devote his entire business time, loyalty, attention and energies to the business and interests of the Company during his employment with the Company and understands and agrees that he/she will be based at the Company’s Albany, New York office. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that the Company may be adopt from time to time.
3. Compensation and Benefits.
a.	Salary. The Company shall pay the Executive a monthly salary of $16,666.66 (which annualizes to a “Base Salary” of $200,000.00), paid on a bi-weekly basis. The Executive’s annualized base salary shall be reviewed in December 2007 and may be adjusted in the sole discretion of the Company. A salary adjustment, if any, made in December 2007 would become effective in the first payroll cycle of January 2008. Thereafter, the Executive’s salary shall be reviewed and subject to adjustment from time to time in accordance with normal business practices and in the sole discretion of the Company.

b.	Equity.
i.	Initial Equity. On the Effective Date, the Company shall grant to the Executive an option under and subject to the Company’s 2006 Stock Plan (the “2006 Plan”) to purchase 150,000 shares of Common Stock of the Company at an exercise price equal to the “Fair Market Value” (as defined in the 2006 Plan) of the Company’s Common Stock on the Effective Date (the “Option”). The Option shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the 2006 Plan and the option agreement delivered by the Company to evidence the grant of such Option, provided that the Option shall become exercisable in four equal installments beginning on the one-year anniversary of the Effective Date and continuing on each of the following three anniversary dates, so long as the Company continues to employ the Executive on each such anniversary date.

ii.	2007, 2008, 2009 Equity. Assuming Executive remains employed at each such date and that the Company has capacity to make grants under a shareholder-approved plan, the Company shall, on or around the three anniversaries next following the Effective Date, grant to the Executive an option under and subject to the 2006 Plan or a successor plan to purchase 40,000 shares of Common Stock of the Company at an exercise price equal to the “Fair Market Value” (as determined under the applicable plan) of the Company’s Common Stock on the future dates of grant (the “Future Options”). The Future Options shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in the applicable plan and the option agreement delivered by the Company to evidence the grant of such Future Option, provided that each Future Option shall become exercisable in four equal installments beginning on the one-year anniversary of its respective date of grant and continuing on each of the following three anniversary dates of such date of grant, so long as the Company continues to employ the Executive on each such anniversary date.

c.	Fringe Benefits. The Executive shall be eligible to participate in all benefit programs that the Company establishes and makes available to its employees, to the extent that the Executive is eligible under (and subject to the provisions of) the plan documents governing those programs. The Company may modify or terminate the benefits made available to the Executive and the rules, terms and conditions for participation in such benefit plans at any time without advance notice to the Executive. The Executive shall be given past service credit for his employment at PCG for all purposes including 401(k) vesting, other than for vacation accruals.

d.	Vacation. The Executive shall be eligible for up to twenty (20) days of paid vacation per calendar year, to be taken at such times as may be approved in advance by the President of HMS. The number of vacation days for which the Executive is eligible shall accrue in accordance with Company policy and shall be subject to the applicable accrual cap and any use or lose provisions in the policy, except that the Executive may carry any unused vacation days accrued from the Effective Date through the end of 2006 into 2007 for use in 2007.[1]

e.	Discretionary Annual Performance Bonus. Following the end of each calendar year beginning after 2006 in which the Company employs the Executive and subject to the approval of the Board or the Compensation Committee, the Executive shall be eligible for a target bonus of 50% of his Base Salary, provided that he meets the targets or objectives set forth in his bonus plan and the Company exceeds its fiscal year performance targets, as determined by the Board or its Compensation Committee in its sole discretion; his actual bonus will be determined based on actual performance with no minimum bonus and no cap on the maximum bonus. The Executive shall work with the President of HMS (or any other executive to whom the Company assigns this task) to set forth his bonus plan targets and objectives. If no bonus plan is agreed upon, the Executive’s bonus plan and/or his bonus will be determined in the sole and exclusive discretion of the Board or its Compensation Committee. The Executive must be an active employee of the Company on the date any bonus is distributed to be eligible for and to earn any bonus award.
4. At-Will Employment. The Executive acknowledges that this Agreement should not be construed as an agreement, either express or implied, to employ him for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and the Executive remain free to end the employment relationship for any or no reason, at any time, with or without notice.
5. Termination.
a.	Certain Definitions. Solely for purposes of this Agreement, the following terms shall have the following respective meanings:
i.	“Disability” means a determination by a physician of the Company’s choosing that the Executive is unable to perform the essential functions of his position by

[1]	Parties to discuss treatment of accrued vacation from PCG.

reason of any mental or physical illness or impairment, with or without any reasonable accommodation, for a period greater than ninety (90) days, whether or not consecutive, during any 360-day period.

ii.	“Cause” means (I) a conviction of the Executive of, or a plea of guilty or nolo contendere by the Executive to, any misdemeanor relating to the Company or to any felony; (II) a violation by the Executive of federal or state securities laws; (III) willful misconduct or gross negligence by the Executive; (IV) a material violation by the Executive of the Company’s Code of Ethics and Business Conduct, or a material breach of this Agreement; or (V) fraud, embezzlement, theft or dishonesty by the Executive against the Company.
6. Effect of Termination.
i.	Termination by the Company for Cause or by the Executive. If the Company terminates the Executive’s employment for Cause or the Executive terminates his employment, the Company shall pay to the Executive the Base Salary and regular (non-incentive) benefits that would otherwise be payable to the Executive up to the last day of the Executive’s employment.

ii.	Termination for Death or Disability. If the Executive’s employment is terminated by death or because of Disability pursuant to Paragraph 5(a)(i), the Company shall pay to the estate of the Executive or to the Executive, as the case may be, the Base Salary and regular (non-incentive) benefits that would otherwise be payable to the Executive up to the last day of the Executive’s employment.

iii.	Termination by the Company Without Cause. If the Company terminates Executive’s employment without Cause and Executive then executes and does not revoke a severance agreement and release, the form of which is provided by the Company: (a) the Company shall pay the Executive, in accordance with the Company’s regular payroll practices, the Executive’s Base Salary, as then in effect, as severance pay for twelve (12) months from the date of termination; and (b) provided that the Executive is eligible for and elects to continue receiving continuation health coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company shall, for twelve (12) months, continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees (and, to the extent applicable, their dependents) who receive the same type of coverage. The remaining balance of any premium costs, and all premium costs after the twelve (12) month period shall be paid by the Executive on a monthly basis for as long as, and to the extent that, he remains eligible for and elects to receive COBRA continuation.
7. Proprietary and Confidential Information, Developments and Non-Solicitation Agreement. As a condition of employment, the Executive shall execute a customary agreement protecting confidentiality and trade secrets, confirming that intellectual property created will be long to the Company, and prohibiting solicitation of customers or employees for one year after employment ends, among other customary provisions (the “Nonsolicitation Agreement”). The provisions of the Nonsolicitation Agreement shall survive the termination of this Agreement.
8. No Conflict or Other Agreements. The Executive represents that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out his responsibilities for, the Company, or that are in any way inconsistent with any of the terms of this Agreement.
9. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.
11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflict of laws provisions thereof).
12. Dispute Resolution. The Company and Executive mutually agree that any claim or controversy arising out of or relating to this Agreement, or any breach thereof, or otherwise arising out of or relating to the Executive’s employment, compensation and benefits with the Company or the termination thereof including any claim for discrimination under any local, state or federal employment discrimination law, except as specifically excluded herein, shall be settled by arbitration in New York City, New York administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any claim or controversy not submitted to arbitration in accordance with this Paragraph 12 shall be waived, and thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this Paragraph 12 shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Paragraph 12. Also not covered by this Paragraph 12 are claims by the Company or by the Executive for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law, including but not limited to claims for equitable relief arising out of a breach of the Nonsolicitation Agreement referenced in Paragraph 7 of this Agreement. Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the Executive’s employment with or termination from the Company.
13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him. The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any business entity that at any time by merger, consolidation, or otherwise acquires a majority of the Company’s (or HMS Holdings’) stock or assets or to which the Company transfers a majority of its assets or that acquires a majority of the stock or assets of the division or subsidiary to which the Executive primarily provides services. The Executive specifically agrees that the assignment will, unless the Company provides otherwise, include the restrictive covenants of the Nonsolicitation Agreement.
14. Acknowledgment. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free will.
15. Withholding Taxes; Section 409A. All payments hereunder shall be subject to any and all applicable withholdings and taxes. The Executive acknowledges and agree that Company may revise the timing of payments in this Agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”) (although the parties agree that the provisions of this Agreement are not intended to be deferred compensation subject to such section).
16. Miscellaneous.
a.	No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

b.	The captions of the paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any paragraph of this Agreement.

c.	In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.
[One signature page follows]

HEALTH MANAGEMENT SYSTEMS, INC.

By:	/s/ William C. Lucia William C. Lucia
President

EXECUTIVE

/s/ Sean Curtin

Sean Curtin

HMS HOLDINGS CORP. (AS TO PARAGRAPH 3(B)

By:	/s/ Robert Holster
CEO